EXHIBIT 5.1

Markel Corporation
4521 Highwoods Parkway
Glen Allen, Virginia 23060

May 17, 2016

Board of Directors
Markel Corporation
4521 Highwoods Parkway
Glen Allen, VA 23060

Lady and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Markel Corporation (the “Company”) in connection with the registration of 250,000 shares of the common stock, no par value, of the Company (the “Common Shares”) under the Securities Act of 1933, as amended (the “Securities Act”), reserved for issuance under the Company’s 2016 Equity Incentive Compensation Plan (the “Plan”). I am the Company’s General Counsel and have represented it in connection with the Registration Statement.

In connection with the delivery of this opinion, I have examined originals or copies of the Articles of Incorporation and Bylaws of the Company, the Registration Statement and the exhibits thereto, certain resolutions adopted by the Board of Directors of the Company, and such other records, certificates and other documents of public officials, the Company and its officers and representatives, and have made such inquiries of the Company and its officers and representatives, as I have deemed necessary or appropriate in connection with the opinions set forth herein. With respect to certain factual matters, I have relied upon representations set forth in the Registration Statement, or otherwise made by officers of the Company. In making such examination and rendering the opinion set forth below, I have assumed without verification (i) that all documents submitted to me as originals are authentic, complete and accurate, (ii) that all documents submitted to me as copies conform to authentic original documents and (iii) the legal capacity of all individuals executing such documents.

Based on such examination and review, and subject to the foregoing, I am of the opinion that the Common Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

This opinion is limited to the laws of the Commonwealth of Virginia, and I have not considered, and I express no opinion as to, the laws of any other jurisdiction.

This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent. I consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Richard R. Grinnan

Richard R. Grinnan